Exhibit 99.2

FORM OF AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment, dated as of February [  ], 2019 (the “Amendment”), to the Warrant Agreement, dated as of March   [  ], 2017 (“Warrant Agreement”), by and between Second Sight Medical Products, Inc., a California corporation (the “Company”), and VStock Transfer Company, LLC a New York limited liability company (“Warrant Agent”).

RECITALS

WHEREAS, the Company completed a shareholder rights offering (the “New Offering”) of units (“Units“) each consisting of one share of common stock of the Company (“Common Stock”), and one warrant to purchase one share of Common Stock at $1.47 per share (each a “New Warrant”, “New Warrants” in the plural, and collectively the New Warrants together with the Original Warrants, defined below, the “Warrants”); and

WHEREAS, the Company will issue and deliver to shareholders who have subscribed for the purchase of Units an aggregate of 47,812,371 shares of Common Stock and 47,812,371 New Warrants;

WHEREAS, the Company previously issued 13,652,341 shares and 13,652,341 warrants to purchase 13,652,341 shares on or before March 14, 2022 (the “Expiration Date”) at an exercise price of $1.47 per share (the “Original Warrants”) pursuant to a registration statement on Form S-1 (No. 333-215463) that was declared effective by the Securities and Exchange Commission on February 3, 2017; and

WHEREAS, the Warrants are listed for trading on the Nasdaq Capital Market under the “EYESW” trading symbol and the CUSIP number for the Warrants is 81362J118; and

WHEREAS, as a result of the New Offering, the term of the Warrants is extended through 5:00 p.m. New York time on March 14, 2024; and

WHEREAS, capitalized terms used but not defined herein shall have the meaning given to such terms in the Warrant Agreement; and

WHEREAS, pursuant to the terms of Section 9.7 of the Warrant Agreement, the Warrant Agreement may be amended by a written document signed by both the Company and the Warrant Agent.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.The Recitals set forth above are hereby incorporated as if restated in their entirety.

2.The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the New Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in the Warrant Agreement (and no implied terms or conditions). Any reference in the Warrant Agreement to “Warrant”, “Warrants”, “Warrant Certificate” and “Warrant Certificates” shall mean and include both the Original Warrants and the New Warrants.

3.The term of the Warrants is hereby extended through 5:00 p.m. New York time on March 14, 2024 following which all then outstanding Warrants shall expire and have no further validity.

4.Except as modified herein, all other terms and conditions of the Warrant Agreement shall remain unchanged and in full force and effect.

5.This Amendment may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, this Amendment No. 1 to Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

SECOND SIGHT MEDICAL PRODUCTS, INC.

By:
John T. Blake, Chief Financial Officer

VSTOCK TRANSFER, LLC

By:
Yoel Goldfeder, Chief Executive Officer

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